Exhibit 99.2

IMPORTANT SAFETY INFORMATION
REGARDING YOUR ANIMAS IR 1200 PUMP

September 28, 2004

Dear Animas Customer:

An important part of our corporate commitment is to provide our customers with timely product information. We have recently discovered a software bug. This software bug causes the pump to operate differently in the Suspend Mode than described in the User Guide. The Suspend Mode halts delivery of insulin.

The User Guide states that the pump will beep/vibrate every 15 minutes and will display a visual reminder on the Wake-Up Screen when you place the pump in Suspend Mode. The software bug causes the pump, in some circumstances, not to beep/vibrate every 15 minutes while in Suspend Mode. You will still see the visual reminder on the Wake-Up Screen.

All other aspects of Suspend Mode perform as described in the User Guide. No other pump functions or features are affected, including the Auto Off feature which functions as described in the User Guide. We want to assure you that you can continue to use your pump with confidence so long as you follow the instructions in this letter.

Please be aware that if you use Suspend Mode, the audible/vibrate feature cannot be relied upon to remind you to resume insulin delivery. If you wish to halt insulin delivery and still receive an audible/vibrate reminder, we recommend the use of the TEMP BASAL feature. Set the TEMP BASAL to OFF and in SETUP, set an audible/vibrate alert to remind you every 30 minutes of the current status of your pump. Please refer to your User Guide or the enclosed Quick Reference Sheet for instructions on using the TEMP BASAL feature and setting the audible/vibrate reminder.

Irrespective of which features of your pump you use, it is always good practice to periodically check your Wake-Up Screen to determine the current pump status, particularly before you go to sleep.

Should you have any questions, please contact us toll-free at 866-423-4087 from 8 AM to 10 PM Eastern Standard Time. We wish to assure you of our commitment to product safety and customer service and apologize for any inconvenience this may cause.

Sincerely,

ANIMAS Corporation
Audrey Finkelstein
Executive Vice President Marketing Sales and Clinical Affairs